EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES PROMOTION OF
 JAMES R. WHITEHOUSE TO EXECUTIVE VICE PRESIDENT

Riverhead, New York, May 28, 2014 — Suffolk Bancorp (the “Company”) (NASDAQ – SUBK), parent company of Suffolk County National Bank (the “Bank”), today announced that James R. Whitehouse has been promoted to Executive Vice President of the Company and the Bank. Mr. Whitehouse serves as head of the Bank’s Residential, Multifamily and Mixed Use lending groups.

In announcing this promotion, President & CEO Howard Bluver commented that “I couldn’t be more pleased to be recognizing the significant contributions that Jim has made in getting our Company to where we are today. When we brought Jim in a little over two years ago, we tasked him with building state-of-the-art mortgage and multifamily businesses, largely from scratch.  He has done exactly that, both ahead of schedule and under budget.

“While our bread and butter is, and will always be, on the commercial lending side, the businesses that Jim has built are a great complement to our overall lending strategies, and have played a significant role in the strong lending growth and significant improvement in credit quality that we have experienced in the past two years. We now have a more diversified product line with a much wider geographic reach than ever before. While the current economic and interest rate environment presents unique challenges to the businesses that Jim is in charge of, there is no one better at navigating these issues and achieving positive results through all economic cycles.

“I am very happy to recognize Jim and I look forward to working closely with him as we move forward.”

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 25 branch offices in Nassau and Suffolk Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.